                                                               EXHIBIT (j)(1)(i)

                          INDEPENDENT AUDITORS' REPORT

The Board of Trustees and Shareholders of
Van Kampen Utility Fund:

We have audited the statements of changes in net assets of Van Kampen Utility Fund for the nine-month period ended March 31, 1999 and year ended June 30, 1998 and the financial highlights for each of the periods presented in the five-year period ending March 31, 1999. The statements of changes in net assets and the financial highlights are the responsibility of the Funds management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of changes in net assets and the financial highlights are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of changes in net assets and the financial highlights referred to above present fairly, in all material respects, the changes in its net assets for the nine-month period ended March 31, 1999 and the year ended June 30, 1998 and the financial highlights for each of the periods presented in the five-year period ending March 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP
Chicago, Illinois
May 6, 1999